EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


     J.J.A.M.P. Treasury International, Inc., a Canadian company, is the Company's sole subsidiary. The Company owns all of the outstanding shares of capital stock of its subsidiary.


                                      (45)